Capital World Bond Fund
333 S. Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200 Fax (213) 486-9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2 correctly, the correct answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$61015
Class B	$3219
Class C	$5197
Class F	$10777
Total	$80208
Class 529-A	$1118
Class 529-B	$170
Class 529-C	$453
Class 529-E	$62
Class 529-F	$86
Class R-1	$55
Class R-2	$537
Class R-3	$1080
Class R-4	$252
Class R-5	$1922
Total	$5735

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$.8230
Class B	$.6827
Class C	$.6812
Class F	$.8228
Class 529-A	$.8201
Class 529-B	$.6489
Class 529-C	$.6567
Class 529-E	$.7563
Class 529-F	$.8076
Class R-1	$.6866
Class R-2	$.6917
Class R-3	$.7283
Class R-4	$.8280
Class R-5	$.8783

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	98609
Class B	5788
Class C	10666
Class F	20142
Total	135205
Class 529-A	1989
Class 529-B	341
Class 529-C	1007
Class 529-E	124
Class 529-F	158
Class R-1	121
Class R-2	1364
Class R-3	2240
Class R-4	555
Class R-5	3238
Total	11137

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$19.34
Class B	$19.21
Class C	$19.13
Class F	$19.26
Class 529-A	$19.38
Class 529-B	$19.26
Class 529-C	$19.25
Class 529-E	$19.30
Class 529-F	$19.31
Class R-1	$19.24
Class R-2	$19.23
Class R-3	$19.32
Class R-4	$19.34
Class R-5	$19.35